Exhibit 2.3

OPTION CANCELLATION AGREEMENT

THIS OPTION CANCELLATION AGREEMENT (this “Agreement”) is entered into as of                     , 2013 between Equal Energy Ltd., a corporation existing under the laws of Alberta (the “Company”), and                     (the “Optionholder”).

WHEREAS, the board of directors of the Company has determined to enter into that certain Arrangement Agreement, dated as of [            ], 2013 (the “Arrangement Agreement”), among Petroflow Energy Corporation, a Delaware corporation (the “Parent”), [Petroflow Canada Acquisition Corp.], a corporation existing under the laws of Alberta (“Acquiror”) and the Company, whereby Acquiror shall acquire all of the common shares of the Company (the “Arrangement”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Arrangement Agreement.

WHEREAS, the Optionholder is a party to each agreement set forth on Exhibit A (the “Option Agreement”), with the Company.

WHEREAS, the Optionholder and the Company desire and agree to cancel all Options granted to the Optionholder and, subject to the terms of this Agreement, terminate each Option Agreement in exchange for the consideration set forth in Section 2.3(b) of the Arrangement Agreement, if any (such amount, the “Option Consideration”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Cancellation of Options. The Optionholder hereby agrees to surrender and cancel all of the Optionholder’s rights arising under each Option Agreement and all of the Optionholder’s options in exchange for the Option Consideration (if any) to which the Optionholder is entitled, as determined in accordance with the Arrangement Agreement (provided that the Company, the Parent, the Acquiror and the Depositary, as applicable, have the right to deduct and withhold any such amounts as are required or permitted to be deducted and withheld under the Tax Act, the Code or any provision of any applicable federal, provincial, state, local or foreign Tax law or other Applicable Law, in each case, as amended). From and after immediately prior to the Effective Time, none of the Options (whether the exercise price of such Option is more than, less than or equal to the Option Consideration or otherwise) of the Optionholder shall be outstanding, be in force or effect, or have any rights other than the right to receive the Option Consideration (if any) (as adjusted or to be adjusted pursuant to the terms of the Arrangement Agreement), as determined in accordance with the Arrangement Agreement. Without limiting the foregoing, the Optionholder acknowledges that the Optionholder shall have no right, by virtue of the Optionholder’s Options, to receive any equity, including options to acquire equity, in the Company, the Parent, the Acquiror or any of their respective Affiliates on or after immediately prior to the Effective Time.

2. Option Agreement. From and after immediately prior to the Effective Time, each Option Agreement shall be terminated and be of no further force or effect.

3. Representations and Warranties of Optionholder. The Optionholder hereby represents and warrants that, as of the date hereof and the Effective Date (a) the Optionholder has full legal right, power and authority to execute and deliver this Agreement and perform the Optionholder’s obligations hereunder, (b) this Agreement has been duly and validly executed and delivered by the Optionholder and constitutes a legal, valid and binding obligation of the Optionholder, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and (c) the Optionholder is the registered and beneficial owner of all the Options issued to the Optionholder pursuant to each Option Agreement, possesses good title thereto, free and clear of all liens, claims, encumbrances or other restrictions on transfer and holds no options or warrants for, or any other rights to acquire, any shares of the Company other than (i) the Options issued pursuant to each Option Agreement that will be cancelled as of immediately prior to the Effective Time pursuant to this Agreement and (ii) as set forth in Exhibit B.

4. Arrangement Agreement. The Optionholder hereby acknowledges receipt of the Arrangement Agreement. In addition, the Optionholder agrees that the sole consideration to be received in exchange for the cancellation of the Optionholder’s Options shall be as set forth in the Arrangement Agreement.

5. Amendment. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and the Optionholder, and either the Parent or the Acquiror.

6. Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the Province of Alberta and the federal laws of Canada applicable therein, without giving effect to any principles of conflict of laws thereof which would result in the application of the laws of any other jurisdiction.

7. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

8. Counterparts. This Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same Agreement.

9. Third-Party Beneficiaries. The Parent and the Acquiror shall be intended third-party beneficiaries to this Agreement and accordingly shall be entitled to enforce the provisions of this Agreement as if parties hereto.

10. Release and Other Agreements. The Optionholder does hereby forever release, discharge and acquit the Company, the Parent the Acquiror and each of their respective Affiliates (the “Released Parties”) and from all claims, demands, obligations and liabilities, whenever arising out of, connected with or relating to, the Options and the cancellation thereof; provided, however, that such release and waiver does not extend to claims, demands, obligations and liabilities arising out of this Agreement. Notwithstanding the foregoing, the Optionholder hereby agrees that the Optionholder shall not make and irrevocably waives any right to make any claim for indemnification against the Company or any of its Subsidiaries or Affiliates by reason of the fact that the Optionholder was a director, officer, employee or agent of any such entity or serving at the request of any such entity as a partner, trustee, director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, including any advancement thereof, or otherwise and whether such claim is pursuant to any statute, charter document, by-law, agreement or otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought by any of the Released Parties against the Optionholder (whether such action, suit, proceeding, complaint, claim or demand is pursuant to this Agreement, the Arrangement Agreement, applicable law or otherwise).

11. Facsimile. This Agreement and any amendment hereto, to the extent signed and delivered by means of a facsimile machine or e-mail transmission (via .pdf file), shall be treated in all manner and respects as an original agreement or instrument and considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall reexecute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail transmission (via .pdf file) to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail transmission (via .pdf file) as a defense to the enforceability thereof and each party forever waives any such defense.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

EQUAL ENERGY LTD.

By:
Name:
Title:

Signature

Exhibit B to Option Cancellation Agreement